Exhibit 10.1

January [__], 2018

[Tom Burke/Stephen Butz]

[Address]

Re: Vesting of February 22, 2017 Retention Awards

Dear [Tom/Stephen],

Reference is made to the retention award granted to you by Rowan Companies plc (“Rowan” or “the Company”) on February 22, 2017, consisting of [____] restricted share units and [____] stock options (the “Retention Awards”). This letter is to confirm Rowan’s agreement that in the event that your employment is terminated by Rowan without “Cause” (defined below), or in the event that you terminate your employment with Rowan for “Good Reason” (defined below), in either case (i) not in connection with a Qualifying Termination (as defined in that certain Change in Control Agreement, dated [April 24, 2014/December 1, 2014], by and between the Company and you (the “CiC Agreement”) and (ii) prior to the date the Retention Awards are scheduled to vest, then you shall receive a pro-rata portion of the Retention Awards based on the number of days that you were employed during the vesting period set forth in your Retention Awards’ agreement, and the remaining portion of your Retention Awards will be forfeited for no consideration. In such event, the restricted share units shall be paid within 10 days after the date of your termination of employment in accordance with the terms of the applicable restricted share unit notice and award agreement and the Retention Awards shall otherwise be governed by and subject to the terms of the applicable notice and award agreement. Notwithstanding the foregoing, this letter shall not affect the vesting of the Retention Awards in connection with a Qualifying Termination (as defined in the CiC Agreement).

For the purposes of this letter agreement, “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the Executive has given notice to the Company of an event or circumstance constituting Good Reason as described below unless the Company has cured such event or circumstance) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the board believes that the Executive has not substantially performed the Executive’s duties, (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, (iii) the material breach of Company policy by the Executive, specifically including the Company’s code of conduct, or (iv) the Executive has been convicted of or pled nolo contendere to a misdemeanor involving moral turpitude or a felony.

For the purposes of this letter agreement, “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in (I) below, such act or failure to act is corrected prior to the end of the Company’s cure period specified below: (I) the assignment to the Executive of any duties materially inconsistent with the Executive’s status as a senior executive officer of the Company or a materially adverse alteration in the nature or status of the Executive’s responsibilities; or (II) a material reduction by the Company in the Executive’s annual target compensation, inclusive of target bonuses and the target-level face value of equity awards, as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board reductions similarly affecting all senior executives of the Company. The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. No act or omission shall constitute “Good Reason” for purposes of this Agreement unless the Executive provides to the Company (i) a written notice clearly and fully describing the particular acts or omissions which the Executive reasonably believes in good faith constitute “Good Reason” within 90 days of the first date of such acts or omissions, and (ii) an opportunity for the Company, within 30 days following its receipt of such notice, to cure such acts or omissions. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

This letter agreement, together with the original notices and award agreements covering the Retention Awards, sets forth the entire agreement between you and Rowan relating to the subject-matter herein. Any amendments hereto must be in writing and signed by the parties. This agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to conflict of law principles.

Please agree and acknowledge the terms of this letter agreement by signing where indicated below and returning an executed agreement to me by no later than [_], 2018.

Sincerely,

[Name of Officer]
[Title of Officer]

Acknowledged and agreed:

[Name of Executive]
[Title of Executive]
Date: